Li-Cycle Reports Full Year 2024 Financial Results

Highlights
•Increased total revenue to $28.0 million in 2024, a 53% increase over 2023;
•Decreased total expenses (selling, general and administrative ("SG&A") and cost of sales) by 13% year-over-year, primarily due to the Company's cash preservation initiatives;
•Cash and cash equivalents of $22.6 million as at December 31, 2024; and
•The Company's special committee of independent directors (the "Special Committee") is evaluating financial and strategic alternatives, including in connection with the letter received from Glencore on March 14, 2025.

TORONTO, ONTARIO (March 31, 2025) – Li-Cycle Holdings Corp. (OTCQX: LICYF) ("Li-Cycle" or the “Company"), a leading global lithium-ion battery resource recovery company, today announced financial results for its fiscal year ended December 31, 2024.

Ajay Kochhar, Li-Cycle’s President & CEO, commented: “In 2024, we advanced key priorities for the Company, including closing our $475 million loan facility with the U.S. Department of Energy to help finance our Rochester Hub project and advancing optimization initiatives at our Spoke business. We believe we are well-positioned to support, and are aligned with, the energy priorities of the U.S. government as they look to bolster and onshore the energy supply chain through the domestic production of critical minerals. Looking ahead, we are focused on managing our cash position while considering our financial and strategic alternatives.”

Financial and Strategic Alternatives; Glencore Letter Received on March 14, 2025

The Special Committee continues to evaluate financial and strategic alternatives, including the letter the Company received from Glencore on March 14, 2025, expressing Glencore’s interest in a potential transaction involving Li-Cycle. The Company can provide no assurance that it will enter into a strategic transaction with Glencore, on terms attractive to its shareholders and other stakeholders, or at all.

Li-Cycle requires additional financing to meet its obligations and repay its liabilities arising from the ordinary course of business operations when they become due in order to continue as a going concern. The Company is presently aware of no additional sources of financing to meet its obligations and repay its liabilities arising from the ordinary course of business.

Given the Company’s current financial position, the terms of any strategic alternative may assign limited or no value to the Company’s existing equity. For additional information, please refer to the section entitled "Part I - Item 1A. Risk Factors ⸺ Risks Relating to Li-Cycle’s Business ⸺ There is substantial doubt about Li-Cycle’s ability to continue as a going concern”

and Note 1 to its consolidated financial statements included in Li-Cycle’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 31, 2025. As stated therein, and as previously disclosed, if Li-Cycle is unable to obtain additional financing or enter into a strategic transaction, the Company will need to significantly modify or terminate its operations and may need to dissolve and liquidate its assets under applicable bankruptcy laws or otherwise file for bankruptcy protection.

Twelve Months Ended December 31, 2024

Revenue from product sales and recycling services were $27.3 million, a 16% increase versus the $23.6 million generated in 2023. The increase was primarily attributable to increased recycling service revenue and higher volumes sold partially offset by decrease in product revenue as a result of product mix and lower commodity prices. Recycling service revenue more than doubled year-over-year to $11.9 million, driven by new service contracts. Total revenue increased 53% to $28.0 million versus $18.3 million in 2023, which included a favorable non-cash fair market value ("FMV") pricing adjustment of $0.7 million versus an unfavorable non-cash FMV pricing adjustment of $5.3 million in the prior year.

Cost of sales decreased to $76.6 million versus $81.8 million in 2023. Cost of sales attributable to product revenue decreased 9% or $7.3 million in 2024 compared to 2023 due to lower unfavorable inventory adjustments and lower material costs, offset by increased holding costs related to the paused Rochester Hub and an increase in depreciation of processing equipment due to a full year of Germany Spoke operations. Cost of sales attributable to service revenue increased by $2.1 million year-over-year due to new service contracts entered into in Q4 2023 which were in place for all of 2024.

SG&A expenses decreased 19% to $75.3 million versus $93.4 million in 2023, primarily driven by lower in-office and administrative expenses, a decrease in personnel costs driven by restructuring activities occurring in the fourth quarter of 2023 and throughout 2024, and lower share-based compensation, marketing, professional and legal fees.

Research and development costs decreased to $1.6 million versus $5.7 million in 2023, primarily due to a decrease in consulting and professional fees as a result of the pause in construction of the Rochester Hub and lower costs associated with the planned Portovesme Hub project.

Other expense was $12.2 million, versus other income of $24.7 million in 2023, which was primarily driven by an increase in interest expense and debt extinguishment loss, partially offset by fair value gains on the revaluations of the conversion feature of the Company’s convertible debt.

Capital expenditures declined to $23.9 million, compared to $334.9 million in 2023, mainly due to the pause of the Rochester Hub and other development projects. Capital expenditures primarily consisted of payments for, and receipts of, equipment and construction materials purchased during previous periods for the Rochester Hub and the Germany Spoke.

Net loss was approximately $137.7 million, including $105.1 million of fair value gains on financial instruments, and was largely in line with the net loss of $138.0 million in 2023 as higher revenue, lower cost of sales and SG&A were offset by an increase in other expenses.

Adjusted EBITDA1 loss improved to $90.5 million, compared to an Adjusted EBITDA loss of $156.4 million in 2023. This was largely driven by higher revenue, lower cost of sales and SG&A. The primary difference between Adjusted EBITDA and net loss is the exclusion of fair value gains and losses on financial instruments.

Balance Sheet Position

As of December 31, 2024, Li-Cycle had cash and cash equivalents on hand of $22.6 million.

Common Shares

The Company's common shares commenced trading on the OTCQX® Best Market under the symbol "LICYF" on February 27, 2025, and have been delisted from trading on the New York Stock Exchange.

About Li-Cycle Holdings Corp.

Li-Cycle (OTCQX: LICYF) is a leading global lithium-ion battery resource recovery company. Established in 2016, and with major customers and partners around the world, Li-Cycle’s mission is to recover critical battery-grade materials to create a domestic closed-loop battery supply chain for a clean energy future. The Company leverages its innovative, sustainable and patent-protected Spoke & Hub Technologies™ to recycle all different types of lithium-ion batteries. At our Spokes, or pre-processing facilities, we recycle battery manufacturing scrap and end-of-life batteries to produce black mass, a powder-like substance which contains a number of valuable metals, including lithium, nickel and cobalt. At our future Hubs, or post-processing facilities, we plan to process black mass to produce critical battery-grade materials, including lithium carbonate, for the lithium-ion battery supply chain. For more information, visit https://li-cycle.com/.

Investor Relations & Media
Louie Diaz
Sheldon D'souza
1 Adjusted EBITDA is not a recognized measure under U.S. GAAP. See the Non-GAAP Financial Measures section of this press release for a description of how Adjusted EBITDA is calculated and a reconciliation of Adjusted EBITDA to net income (loss).

Investor Relations: investors@li-cycle.com
Media: media@li-cycle.com

Results of Operations Summary1

	Twelve months ended December 31,
$ millions, except per share data	2024	2023	Change
Financial highlights
Revenue	$28.0	$18.3	$9.7
Cost of sales	(76.6)	(81.8)	5.2
Selling, general and administrative expense	(75.3)	(93.4)	18.1
Research and development	(1.6)	(5.7)	4.1
Other income (expense)	(12.2)	24.7	(36.9)
Income tax	—	(0.1)	0.1
Net loss	(137.7)	(138.0)	0.3
Adjusted EBITDA[1] loss	(90.5)	(156.4)	65.9
Loss per common share - basic and diluted	(5.86)	(6.22)	0.36
Net cash used in operating activities	$(106.4)	$(99.8)	$(6.6)

As at	December 31, 2024	December 31, 2023	Change
Cash and cash equivalents
Cash, cash equivalents and restricted cash	$31.9	$80.3	$(48.4)
1Adjusted EBITDA is a non-GAAP financial measure and does not have a standardized meaning under U.S. GAAP. Refer to the section titled “Non-GAAP Reconciliations and Supplementary Information” below, including a reconciliation to comparable U.S. GAAP financial measures.

Non-GAAP Financial Measures
Adjusted EBITDA (loss)
The table below reconciles adjusted EBITDA (loss) to net profit (loss):

	Twelve months ended December 31,
Unaudited $ millions	2024	2023
Net loss	$(137.7)	$(138.0)
Income tax	—	(0.1)
Depreciation and amortization	18.5	8.9
Interest expense	61.9	7.6
Interest income	(2.4)	(12.7)
EBITDA loss	$(59.7)	$(134.3)
Restructuring fees adjustment[1]	15.4	—
Debt extinguishment loss	58.9	—
Fair value gain on financial instruments[2]	(105.1)	(22.1)
Adjusted EBITDA loss	$(90.5)	$(156.4)
1.Restructuring fees adjustment include: net expense related to the workforce reduction approved by the Board on March 25, 2024 which provided certain executives and non-executives with contractual termination benefits as well as one-time termination benefits; Special Committee retainers; professional fees, including legal fees incurred as a result of the three shareholder suits and the mechanic’s liens filed following the construction pause at the Rochester Hub; and expenses related to the implementation of the Cash Preservation Plan.
2.Fair value gain on financial instruments relates to convertible debt.

Li-Cycle reports its financial results in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company makes references to certain non-GAAP measures, including adjusted EBITDA (loss). These measures are not recognized measures under U.S. GAAP, do not have a standardized meaning prescribed by U.S. GAAP and are therefore unlikely to be comparable to similar measures presented by other companies. Rather, these measures are provided as additional information to complement those U.S. GAAP measures by providing a further understanding of the Company’s results of operations from management’s perspective. Accordingly, they should not be considered in isolation nor as a substitute for the analysis of the Company’s financial information reported under U.S. GAAP. Li-Cycle defines adjusted EBITDA (loss) as earnings (loss) before depreciation and amortization, interest expense (income), income tax expense (recovery), and fair value (gain) loss on financial instruments.

Cautionary Notes - Forward-Looking Statements and Unaudited Results
Certain statements contained in this press release may be considered “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the U.S. Securities Act of 1933, as amended, Section 21 of the U.S. Securities Exchange Act of 1934, as amended, and applicable Canadian securities laws. Forward-looking statements may generally be identified by the use of words such as “believe”, “may”, “will”, “continue”, “anticipate”, “intend”, “expect”, “should”, “would”, “could”, “plan”, “potential”, “future”, “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters, although not all forward-looking statements contain such identifying words. Forward-looking statements in this press release include but are not limited to statements about: our ability to obtain additional financing and/or to enter into a strategic transaction; and our ability to enter into a strategic transaction with Glencore. These statements are based on various assumptions, whether or not identified in this communication, including but not limited to assumptions regarding the timing, scope and cost of Li-Cycle’s projects; the processing capacity and production of Li-Cycle’s facilities; Li-Cycle’s ability to source feedstock and manage supply chain risk; Li-Cycle’s ability to increase recycling capacity and efficiency; Li-Cycle’s ability to retain and hire key personnel and maintain relationships with customers, suppliers and other business partners; general economic conditions; currency exchange and interest rates; compensation costs; and inflation. There can be no assurance that such estimates or assumptions will prove to be correct and, as a result, actual results or events may differ materially from expectations expressed in or implied by the forward-looking statements.

These forward-looking statements are provided for the purpose of assisting readers in understanding certain key elements of Li-Cycle’s current objectives, goals, targets, strategic priorities, expectations and plans, and in obtaining a better understanding of Li-Cycle’s business and anticipated operating environment. Readers are cautioned that such information may not be appropriate for other purposes and is not intended to serve as, and must not be relied on, by any investor as a guarantee, an assurance, a prediction or a definitive statement of fact or probability.

Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Li-Cycle, and are not guarantees of future performance. Li-Cycle believes that these risks and uncertainties include, but are not limited to, the following: Li-Cycle’s inability to economically and efficiently source, recover and recycle lithium-ion batteries and lithium-ion battery manufacturing scrap, as well as third party black mass, and to meet the market demand for an environmentally sound, closed-loop solution for manufacturing waste and end-of-life lithium-ion batteries; Li-Cycle’s inability to develop the Rochester Hub and other future projects as anticipated or at all in a timely manner or on budget or that those projects will not meet expectations with respect to their productivity or the specifications of their end products; Li-Cycle’s history of losses and expected significant expenses for the foreseeable future as well as additional funds required to meet

Li-Cycle’s liquidity needs and capital requirements in the future not being available to Li-Cycle on acceptable terms or at all when it needs them; Li-Cycle’s ability to negotiate a strategic transaction with Glencore on acceptable terms, or at all; Li-Cycle’s estimated total addressable market; risk and uncertainties related to Li-Cycle’s ability to continue as a going concern; uncertainty related to the success of Li-Cycle’s cash preservation plan and related past and any possible further workforce reductions; Li-Cycle's inability to attract, train and retain top talent who possess specialized knowledge and technical skills; Li-Cycle’s failure to oversee and supervise capital projects and obtain financing and other strategic alternatives; Li-Cycle’s ability to service its debt and the restrictive nature of the terms of its debt; Li-Cycle's potential engagement in strategic transactions, including acquisitions, that could disrupt its business, cause dilution to its shareholders, reduce its financial resources, result in incurrence of debt, or prove not to be successful; one or more of Li-Cycle's current or future facilities becoming inoperative, capacity constrained or disrupted, or lacking sufficient feed streams to remain in operation; the potential impact of the pause in construction of the Rochester Hub on the authorizations and permits granted to Li-Cycle for the operation of the Rochester Hub and the Spokes on pause; the risk that the New York state and municipal authorities determine that the permits granted to Li-Cycle for the production of metal sulphates at the Rochester Hub will be impacted by the change to MHP and the reduction in scope for the project; Li-Cycle's failure to materially increase recycling capacity and efficiency; Li-Cycle expects to continue to incur significant expenses and may not achieve or sustain profitability; problems with the handling of lithium-ion battery cells that result in less usage of lithium-ion batteries or affect Li-Cycle’s operations; Li-Cycle’s inability to maintain and increase feedstock supply commitments as well as secure new customers and off-take agreements; a decline in the adoption rate of EVs, or a decline in the support by governments for “green” energy technologies; decreases in benchmark prices for the metals contained in Li-Cycle’s products; changes in the volume or composition of feedstock materials processed at Li-Cycle’s facilities; the development of an alternative chemical make-up of lithium-ion batteries or battery alternatives; Li-Cycle’s expected revenues for the Rochester Hub are expected to be derived significantly from a limited number of customers; Li-Cycle’s reliance on the experience and expertise of senior management and key personnel; the potential for Li-Cycle’s directors and officers who hold Company common shares to have interest that may differ from, or be in conflict with, the interests of other shareholders; Li-Cycle’s insurance may not cover all liabilities and damages; Li-Cycle’s reliance on limited number of commercial partners to generate revenue; customer demand for recycled materials; an active, liquid trading market for our common shares may not be sustained; Li-Cycle’s inability to compete successfully; increases in income tax rates, changes in income tax laws or disagreements with tax authorities; natural disasters, unusually adverse weather, epidemic or pandemic outbreaks, cyber incidents, boycotts and geo-political events; failure to protect or enforce Li-Cycle’s intellectual property; Li-Cycle may be subject to intellectual property rights claims by third parties; Li-Cycle may be subject to cybersecurity attacks, including, but not limited to, ransomware; Li-Cycle’s failure to effectively remediate the material weaknesses in its internal control over financial reporting that it has identified or its failure to develop and maintain a proper and effective internal control over financial reporting; the risk that Li-Cycle may lose access to funding under the DOE Loan Facility; risk of litigation or regulatory proceedings that could materially adversely impact Li-Cycle’s financial results; and the terms of the warrants. These and other risks and uncertainties related to Li-Cycle’s business are described in greater detail in the section entitled "Part I - Item 1A. Risk Factors" and “Part II - Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operation” in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC and the Ontario Securities Commission in Canada. Because of these risks, uncertainties and assumptions, readers should not place undue reliance on these forward-looking statements. Actual results could differ materially from those contained in any forward-looking statement.

Li-Cycle assumes no obligation to update or revise any forward-looking statements, except as required by applicable laws. These forward-looking statements should not be relied upon as representing Li-Cycle’s assessments as of any date subsequent to the date of this press release.

Li-Cycle Holdings Corp.
Consolidated balance sheets
All dollar amounts presented are expressed in millions of US dollars except share and per share amounts
	December 31,	December 31,
	2024	2023

Assets
Current assets
Cash and cash equivalents	$22.6	$70.6
Restricted cash	9.3	9.7
Accounts receivable (net of allowance for credit losses of $nil)	12.1	1.0
Other receivables	1.0	1.9
Prepayments, deposits and other current assets	31.8	56.2
Inventories, net	9.6	9.6
Total current assets	86.4	149.0

Non-current assets
Property, plant and equipment, net	690.9	668.8
Operating lease right-of-use assets	80.1	56.4
Finance lease right-of-use assets	—	2.2
Other assets, net	3.8	9.6
	774.8	737.0
Total assets	$861.2	$886.0

Liabilities
Current liabilities
Accounts payable	$109.3	$134.5
Accrued liabilities	31.7	17.6
Deferred revenue	3.3	0.2
Operating lease liabilities	5.7	4.4
Total current liabilities	150.0	156.7

Non-current liabilities
Accounts payable	1.5	—
Operating lease liabilities	77.5	56.2
Finance lease liabilities	—	2.3
Deferred revenue	5.0	5.3
Convertible debt	363.1	288.1
Asset retirement obligations	1.0	1.0
	448.1	352.9
Total liabilities	$598.1	$509.6
Commitments and Contingencies (Note 17)

Equity
Common stock and additional paid-in capital Authorized unlimited shares, Issued and outstanding - 30.4 million shares (22.3 million shares at December 31, 2023)	672.7	648.3
Accumulated deficit	(409.3)	(271.6)
Accumulated other comprehensive loss	(0.3)	(0.3)
Total equity	263.1	376.4
Total liabilities and equity	$861.2	$886.0

Li-Cycle Holdings Corp.
Consolidated statements of operations and comprehensive loss
All dollar amounts presented are expressed in millions of US dollars except share and per share amounts

	For the year ended December 31, 2024	For the year ended December 31, 2023

Revenue
Product revenue	$16.1	$12.6
Recycling service revenue	11.9	5.7
Total revenue	28.0	18.3

Cost of sales
Cost of sales - Product revenue	(72.7)	(80.0)
Cost of sales - Recycling service revenue	(3.9)	(1.8)
Total cost of sales	(76.6)	(81.8)
Selling, general and administrative expense	(75.3)	(93.4)
Research and development	(1.6)	(5.7)
Loss from operations	$(125.5)	$(162.6)

Other income (expense)

Interest income	2.4	12.7
Interest expense	(61.9)	(7.6)
Foreign exchange gain (loss)	1.1	(2.5)
Fair value gain on financial instruments	105.1	22.1
Debt extinguishment loss	(58.9)	—
	$(12.2)	$24.7

Net loss before taxes	$(137.7)	$(137.9)
Income tax	—	(0.1)
Net loss and comprehensive loss	$(137.7)	$(138.0)

Loss per common share - basic and diluted	$(5.86)	$(6.22)

Li-Cycle Holdings Corp.
Consolidated statements of cash flows
All dollar amounts presented are expressed in millions of US dollars except share and per share amounts

	For the year ended December 31, 2024	For the year ended December 31, 2023
Operating activities
Net loss for the year	$(137.7)	$(138.0)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	8.9	12.7
Depreciation and amortization	18.5	8.9
Loss on write off of fixed assets	2.1	3.9
Write-off of intangible assets	1.0	—
Foreign exchange (gain) loss	(2.3)	1.2
Fair value gain on financial instruments	(105.1)	(22.1)
Debt extinguishment cost	58.9	—
Inventory adjustments to net realizable value	4.2	6.0
Income tax expense	—	0.1
Bad debt expense	—	1.2
Interest and accretion on convertible debt	54.0	7.6
Loss on termination of lease	0.3	—
Non-cash lease expense	(5.3)	0.6
	(102.5)	(117.9)
Changes in working capital items:
Accounts receivable	(11.1)	2.5
Other receivables	0.9	8.0
Prepayments, deposits and other assets	28.9	(1.9)
Inventories	(4.2)	(8.7)
Deferred revenue	2.8	0.2
Accounts payable and accrued liabilities	(21.2)	18.0
Net cash used in operating activities	$(106.4)	$(99.8)

Investing activities
Purchases of property, plant, equipment, and other assets	(23.9)	(334.9)
Net cash used in investing activities	$(23.9)	$(334.9)

Financing activities
Payments of transaction costs	(8.6)	(7.8)
Proceeds from reservation fees recorded in deferred revenue	—	5.3
Capital contribution payment to the holders of non-controlling interest in subsidiary	—	(0.4)
Issuance of common shares, net	15.5	—
Proceeds from convertible debt, net of issuance cost	75.0	—
Net cash (used in) provided by financing activities	$81.9	$(2.9)

Net change in cash, cash equivalents and restricted cash	(48.4)	(437.6)
Cash, cash equivalents and restricted cash, beginning of year	80.3	517.9
Cash, cash equivalents and restricted cash, end of year	$31.9	$80.3

Supplemental non-cash investing activities:
Purchases of property and equipment included in liabilities	$3.9	$87.6
Interest paid	1.0	—
Bad debt recovery	1.0	—